                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549





                                    FORM 8-K




                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported): February 9, 2000

                               GARTNER GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)






        Delaware                        1-14443                  04-3099750
(State or Other Jurisdiction    (Commission File Number)        (IRS Employer
     of Incorporation)                                       Identification No.)



                              Post Office Box 10212
                               56 TOP GALLANT ROAD
                             STAMFORD, CT 06904-2212
               (Address of Principal Executive Offices) (Zip Code)




       Registrant's telephone number, including area code: (203) 316-1111

ITEM 5.  OTHER EVENTS.

         On February 9, 2000, the Board of Directors of Gartner Group, Inc. (the "Company") adopted a stockholder rights plan, pursuant to which it declared a dividend of one Class A Preferred Share Purchase Right (a "Class A Right") and one Class B Preferred Share Purchase Right (a "Class B Right") (collectively, the "Rights") for each outstanding share of Class A Common Stock (a "Class A Common Share") and each outstanding share of Class B Common Stock (a "Class B Common Share"), respectively, payable to holders of record of the Common Stock on February 25, 2000. In connection with the stockholder rights plan, the Company entered into a Rights Agreement with Bank Boston, N.A., as Rights Agent, dated February 10, 2000 (the "Rights Agreement"), and filed a duly adopted Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Series B Junior Participating Preferred Stock of the Company (the "Series A Preferred Shares" and the "Series B Preferred Shares," respectively, and collectively, the "Preferred Shares"), with the Delaware Secretary of State.

         As more fully described in the Rights Agreement, each Class A Right and each Class B Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a Series A Preferred Share (in the case of a Class A Right) and one one-thousandth of a Series B Preferred Share (in the case of a Class B Right) at a price of $90 per one one-thousandth per Preferred Share, subject to adjustment. The Rights become exercisable upon the earlier of:
(i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "has acquired or obtained the right to acquire beneficial ownership of (a) 20% or more of the outstanding Class A Common Shares, or (b) 20% or more of the outstanding Class B Common Shares, or (c) 15% of the aggregate of the Common Shares (each, a "Threshold Amount") or (ii) 10 business days following the commencement of, or announcement of, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of a Threshold Amount (the "Distribution Date"). The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 25, 2010, unless earlier redeemed by the Company. The Rights are not exercisable by the person or group that acquires a Threshold Amount or commences a tender or exchange offer for a Threshold Amount. Additionally, stockholders who currently own Company stock in excess of a Threshold Amount will not cause the Rights to become exercisable based on their current ownership.

         At any time prior to the earlier to occur of: (i) the Distribution Date; or (ii) the expiration of the Rights, and other certain other circumstances, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right payable, at the Company's election, in cash or in Class A Common Shares (in the case of Class A Rights) or Class B Common Shares (in the case of Class B Rights) (the "Redemption Price").

         The Rights Agreement, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Shares and Series B Junior Participating Preferred Shares and the Press Release announcing the adoption of the shareholders rights plan are attached to this Current Report on Form 8-K as Exhibits 99.1, 99.2 and 99.3, respectively.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    GARTNER GROUP, INC.

Dated:  March 1, 2000               By: /s/ Michael D. Fleisher
                                           President and Chief Executive Officer

                                  EXHIBIT INDEX


         NO.      DOCUMENT

         99.1 Rights Agreement, dated as of February 10, 2000, between Gartner Group, Inc. and Bank Boston, N.A., as Rights Agent, with related exhibits.


         99.2 Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Series B Junior Participating Preferred Stock of the Company, effective March 1, 2000.


         99.3 Press Release announcing adoption of shareholder rights plan by Board of Directors of the Company, dated February 9, 2000.